UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)   November 15, 2004


                         STREICHER MOBILE FUELING, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


           FLORIDA                    000-21825                65-0707824
--------------------------------------------------------------------------------
(State or other jurisdiction         (Commission            (I.R.S. Employer
      of incorporation)              File Number)        Identification Number)


800 W. Cypress Creek Rd., Suite 580     Fort Lauderdale, Florida     33309

--------------------------------------------------------------------------------
(Address of principal executive offices)                            (Zip Code)


Registrant's telephone number, including area code:   (954) 308-4200
                                                    ----------------------------

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

ITEM 2.02  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     Streicher Mobile Fueling, Inc., the Registrant, issued a press release on November 15, 2004, reporting operating results for the first quarter ended September 30, 2004. The text of that press release is as follows:

SMFStreicher Mobile Fueling, Inc.
800 West Cypress Creek Road, Suite 580
Fort Lauderdale, Florida 33309
                                                               NEWS RELEASE
---------------------------------------------------------------------------
Contact:    Richard E. Gathright                      Peter Seltzberg
            Chairman and Chief Executive Officer      Cameron Associates, Inc.
            954-308-4200                              212-245-8800


                STREICHER MOBILE FUELING, INC. REPORTS RESULTS
                 FOR THE FIRST QUARTER ENDED SEPTEMBER 30, 2004


Ft. Lauderdale, FL, November 15, 2004 - STREICHER MOBILE FUELING, INC. (NASDAQ:
FUEL and FUELW), a refueling and fuel management outsourcing solution for vehicle and equipment fleets, today announced results for the first quarter ended September 30, 2004, as follows:

       (All amounts in thousands of dollars, except share and volume data)
                                                                        For the Three Months Ended
                                                                        --------------------------
                                                                                (Unaudited)
                                                                                         Increase         Increase
                                                                                         --------         --------
Selected Income Statement and Financial Data:             9/30/2004    9/30/2003        (Decrease)       (Decrease)
---------------------------------------------             ---------    ---------        ----------       ----------
Total revenues                                               28,909       19,417              9,492             49%
Gross profit                                                  1,800          822                978            119%
Operating income 1                                              677          488                189             39%
Net income1                                                     295          206                 89             43%
EBITDA 1, 2, 5                                                  992          824                168             20%

Basic net income per share                                     0.04         0.03               0.01             33%
Diluted net income per share                                   0.04         0.03               0.01             33%

Basic Weighted average shares outstanding                 7,331,945    7,248,305             83,640              1%
Diluted Weighted average shares outstanding               7,869,780    7,504,502            365,278              5%

Depreciation and amortization 3                                 315          334                (19)            (6)%

Gallons sold in thousands                                    15,153       13,273              1,880             14%
Average net margin per gallon (in cents) 4                     13.7          8.3                5.4             65%

Selected Balance Sheet Data:                              9/30/2004    6/30/2004
----------------------------                              ---------    ---------
Total assets                                                 22,459       20,018              2,441             12%
Total liabilities                                            16,721       14,670              2,051             14%
Total shareholders' equity                                    5,738        5,348                390              7%

------------------------------------------------------------------------------
1 Includes $757,000 gain on extinguishment of debt during the first quarter ended September 30, 2003
2 Earnings before interest, taxes, depreciation and amortization
3 Depreciation and amortization included in cost of sales was $271,000, and
  $286,000 for the respective periods noted
4 Net margin per gallon equals Gross profit plus cost of sales depreciation and amortization divided by number of gallons sold
5 Non-GAAP measure EBITDA Reconciliation Table:

                                                                    3 Months Ended
                                                                    --------------
                                                               9/30/2004     9/30/2003
                                                               ---------     ---------
               Net income                                            295           206

               Add back:

                   Interest expense                                  244           193

                   Non-cash interest expense                         138            91

                   Depreciation and amortization:

                      Cost of sales                                  271           285

                      Sales, general, and administrative              44            49

               EBITDA                                                992           824


Revenues increased $9.5 million, or 49%, in the three months ended September 30, 2004 compared to September 30, 2003. This increase was principally due to a 14.2 % increase in net new business (defined as the incremental change in the fuel volume delivered and sold) and higher fuel prices which averaged 40 cents more per gallon than in the prior year. The Company sold 15.2 million gallons of fuel in the quarter ended September 30, 2004, compared to the 13.3 million gallons in the quarter ended September 30, 2003, a 1.9 million gallon increase of net new business. The net new business resulted from the addition of new accounts as well as expanded market penetration. The higher fuel prices were directly attributable to the volatility of world fuel markets and economic conditions, including higher crude oil prices and greater global fuel demand.


In the quarter ended September 30, 2004, the Company's gross profit, operating income and net income increased over the same period in the prior year by $978,000, $189,000 and $89,000, respectively. These improvements reflect a higher net margin per gallon and the 14.2% increase in net new business as discussed below. The operating profit for the quarter ended September 30, 2003 included a $757,000 gain on extinguishment of debt which did not recur in the current quarter. The Company's earned net income per share of $0.04 in the current quarter, compared to $0.03 in the same period last year, and a loss of $0.01 in the quarter ended June 30, 2004.

Earnings before interest, taxes, depreciation and amortization ("EBITDA") for the quarter ended September 30, 2004 improved by $168,000, or 20%, to $992,000 from $824,000 reported in the same period last year (see Non-GAAP measure EBITDA Reconciliation Table set forth above). This EBITDA increase primarily related to the higher operating profit and volume sold compared to the prior year quarter ended September 30, 2003. The prior year first quarter EBITDA included the $757,000 gain on extinguishment of debt. Excluding this non-recurring item, the Company's EBITDA for the September 2003 quarter would have been $67,000. (EBITDA is a key indicator used by management and the financial community to gauge financial performance of the actual operations of a business without considering the impact of non-cash charges for equipment aging, debt financing expenses, and income taxes. EBITDA isolates actual financial performance of operations independent of the utilization of its capital resources, level of debt financing and the tax impact on the business operations.)


The Company's mobile fueling services business continues to be largely dependent on the number of gallons of fuel sold and the net margin per gallon achieved ("net margin per gallon" is defined as gross profit plus depreciation included in cost of sales divided by gallons sold). For the three months ended September 30, 2004, the Company's net margin per gallon improved to 13.7 cents per gallon compared to 11.9 and 8.3 cents per gallon for the fourth quarter ended June 30, 2004 and the first quarter ended September 30, 2003, respectively. This increase resulted from the continued market acceptance of overall higher margins for the services provided by the Company; the 1.9 million gallons of net new business; and the emergency response mobile fueling and delivery services related to the four hurricanes that affected Florida and the southeastern United States during August and September 2004. Although the recent trend in higher margins for the Company's services is positive, the net margin of 13.7 cents per gallon realized in the current quarter is still lower than the 14.6 cent per gallon net margin achieved in the first quarter of the 2003 fiscal year (and prior to the Company first experiencing the impact of a now defunct competitor's aggressive pricing and price-cutting tactics). There is no assurance that the trend of improved net margins will continue in the future or that margins will not decrease as a result of increased competition or customer resistance to higher prices for the Company's services.


Richard E. Gathright, Chairman and CEO commented, "We are extremely pleased to report net income of $295,000 for our first quarter of fiscal 2005. While the Company reported earnings of $209,000 for the same quarter in 2003, it is important to note that the 2003 quarter included a $757,000 gain on the extinguishment of equipment debt. The Company's first quarter 2004 performance shows strong improvement over the same period in 2003 in all financial indicators, and is a continuation of the positive trend reported in the fourth quarter of fiscal 2004".


Mr. Gathright added, "We have continued our penetration into new markets, while expanding our mobile fueling and fuel management services in historical markets, with improved utilization as we deliver more fuel. Our strengthened financial position is now allowing the Company to focus attention and resources on possible acquisitions and other strategic growth opportunities to add shareholder value."

CONFERENCE CALL

As previously announced, management will host a conference call on Wednesday, November 17, 2004 at 2:00 PM ET, to discuss the Company's results for the three months ended September 30, 2004. The conference call will be available via teleconference by dialing 800-638-4817 (domestic) or 617-614-3943 (international), using confirmation code 39933831. There will also be a web-cast over the Internet at www.streetevents.com, www.fulldisclosure.com, and www.mobilefueling.com. An audio digital replay of the call will be available from November 17, 2004, 4:00 p.m. ET until November 24, 2004, 11:59 p.m. ET by dialing 888-286-8010 (domestic) or 617-801-6888 (international), using confirmation code 72253589. A web archive will be available for 30 days at www.mobilefueling.com.


ABOUT STREICHER MOBILE FUELING, INC.

The Company provides mobile fueling and fuel management out-sourced services, primarily to businesses operating fleets of vehicles and equipment. Its specialized truck fleet delivers fuel to customers' locations, refueling vehicles and equipment and/or re-supplying storage facilities at competitive service fees and fuel prices. The Company's proprietary electronic fuel tracking system is used to measure, record, and track fuel dispensed to each vehicle and tank fueled at a customer location allowing verification of the amount and type of fuel delivered and sold, and providing customers with customized fleet fuel data for management analysis and reporting. The Company conducts operations from 17 locations serving metropolitan markets in California, Florida, Georgia, Maryland, North Carolina, Pennsylvania, Tennessee, Texas, Virginia and Washington, D.C.

FORWARD LOOKING STATEMENTS

This press release includes "forward-looking statements" within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995. For example, predictions or statements of belief or expectation concerning the future expansion plans of the Company are "forward looking statements" which should not be relied upon. Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time. Because these statements depend on various assumptions as to future events, they should not be relied on by shareholders or other persons in evaluating the Company. Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected. There are numerous risks and uncertainties which could cause actual results to differ from those anticipated by the Company, including but not limited to those cited in the "Certain Factors Affecting Future Operating Results" section of the Company's Form 10-K for the year ended June 30, 2004.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 18, 2004                   STREICHER MOBILE FUELING, INC.



                                          By: /s/ RICHARD E. GATHRIGHT
                                            ----------------------------------
                                             Richard E. Gathright, President